Exhibit 10.13

                               SERVICES AGREEMENT


         THIS SERVICES AGREEMENT (the "Agreement") is effective as of January 1, 1996 (the "Effective Date"), between South Western Electricity plc, a United Kingdom corporation ("Contractor"), and Southern Investments UK plc, a United Kingdom corporation ("Client"). Contractor and Client shall sometimes be referred to herein collectively as the "Parties" and individually as a "Party."


                              W I T N E S S E T H :


     WHEREAS, Client desires to retain Contractor to perform certain services from time to time; and

     WHEREAS, Contractor is willing to provide such services in accordance with the terms hereof;

     NOW THEREFORE, in consideration of the premises and their mutual covenants set forth herein, Client and Contractor hereby agree as follows:


     Section 1. Provision of Services. Subject to the terms and conditions set forth in this Agreement, Client hereby retains Contractor to provide such services as Client and Contractor shall agree to from time to time (the "Services"), which Services may include, but shall not be limited to, the following: engineering consulting, construction management, operational assistance, maintenance services, general administration and executive management, assistance in obtaining financing, project development services, human resources management, accounting services, budgeting services, financial planning, cash management, legal services, insurance services and related services and assistance.

     Section 2.    Independent Contractor.

                   (a) Contractor, in the performance of this Agreement, will be acting in its own separate capacity and not as an agent, employee, partner, joint venturer or associate of Client. It is expressly understood and agreed that Contractor is an independent contractor of Client in all manners and respects and that Contractor is not authorized to bind Client to any liability or obligation or to represent that it has any such authority.

                   (b) Except as set forth in Section 7(a)(ii) below, Contractor shall be solely responsible for all taxes imposed on Contractor as a result of the transactions contemplated by this Agreement.



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     Section 3.    Subcontracts.  Contractor may in its sole discretion
subcontract other persons or entities, to perform any or all of the Services on such terms and conditions as Contractor determines to be necessary, advisable or appropriate under the circumstances of the subcontract.

     Section 4. Access to Properties and Records. Contractor and its subcontractors shall at all times have access to any and all real and personal property of Client, and to any and all books and records of Client, as, when, at such times and places and on such terms and conditions as Contractor or any of its subcontractors determines necessary, advisable or appropriate for or in connection with the provision of any or all of the Services. Contractor agrees that in exercising the foregoing right it will not unreasonably interfere with the safe and efficient operation of Client's facilities.

     Section 5. Standard of Conduct. Contractor will use its reasonable best efforts to conform the Services provided by or on behalf of it to Client with "Good Business Practices" (as hereinafter defined). "Good Business Practices" means the practices, methods and acts, as changed from time to time, that are commonly used in the independent electric power production industry to perform or fulfill the activities comprised by Services or any practices, methods or acts, which in the exercise of reasonable judgement in light of the facts known at the time, that could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided, however, that Good Business Practices is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be a range of possible practices, methods or acts taken or engaged in by entities that operate and maintain power plants in the electric power production industry. Whether any particular practice, method or act complies with Good Business Practices is to be judged in light of the facts known at the time that the particular practice, method or act was taken or engaged in.

     Section 6. Cooperation with Contractor. Client shall cooperate with Contractor and its subcontractors as and when reasonably requested in their performance and fulfillment of the Services.

     Section 7.    Invoicing and Compensation.

                           (a)(i) As full and complete compensation for
              the Services rendered pursuant to this Agreement, Client shall pay to Contractor, and Contractor shall accept, a fee (the "Fee") equal to one hundred and five percent of the cost to the Contractor for the performance by Contractor of the Services. In addition, Client shall reimburse Contractor for all "Incidental Expenses" (as hereinafter defined) and "Third Party Expenses" (as hereinafter defined) incurred in connection with the performance of the Services. For purposes of this Agreement, "Incidental Expenses" shall mean all reasonable incidental expenses, including expenses for travel (business class air travel), meals, lodging, required business entertainment, telephone, shipping and similar items incurred by


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              Contractor in connection with its performance of the Services hereunder and in furtherance of the business of Client or its affiliates. For purposes of this Agreement,"Third Party Expenses" shall mean amounts billed to Contractor by third parties for services performed by such third parties to or on behalf of Contractor in connection with the performance of the Services, and shall include, without limitation, amounts billed to Contractor by third parties for the performance of legal or accounting services.

                           (ii) Any withholding tax imposed by the
                  United Kingdom or any political subdivision thereof shall be paid by Client and the amount due from Client to Contractor pursuant to subsection (a)(i) above shall be increased such that Contractor shall be entitled to receive an amount equal to the sum of the Fee, the Incidental Expenses and the Third Party Expenses as though no withholding tax was imposed.

                   (b) Unless otherwise agreed by the Parties, Contractor shall submit monthly invoices to Client setting forth the Fee for all Services rendered pursuant to this Agreement and the Incidental Expenses and Third Party Expenses incurred in connection therewith, and Client shall pay each such invoice within sixty (60) days after its receipt thereof, provided that any extraordinary Incidental Expenses and Third Party Expenses incurred by Contractor shall be paid by Client within thirty (30) days after its receipt of an invoice therefore. As a condition of Client's obligation to make payments with respect to such invoice, each invoice shall set forth a reasonably detailed description of the nature of the Services, Incidental Expenses and Third Party Expenses. All amounts paid under this Agreement shall be payable in British Pounds.

                   (c) Any amounts which are due and owing by Client to Contractor under this Section 7 but which are not paid to Contractor within the required time period, shall accrue interest at the prime commercial lending rate announced from time to time by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York, United States 10081, on the date on which payment was due, plus two (2) percentage points. Interest at the rate defined above shall be computed monthly and pro-rated daily from the time such obligation arises.

     Section 8.    Disposition of Information.

                   (a) "Confidential Information" of a person or entity means valuable, non-public, competitively sensitive data and information relating to such person or entity or such person's or entity's business, other than "Trade Secrets" (as hereinafter defined) of such person or entity.

                   (b) "Trade Secrets" of a person or entity means information or data of or about such entity, including without limitation technical or non-technical data, formulas,


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patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, that:

                           (i) derive economic value, actual or
                  potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and

                           (ii) are the subject of efforts that are
                  reasonable under the circumstances to maintain their secrecy.

To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting the Parties' obligations under this Agreement.

                   (c) Each Party acknowledges and agrees that any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information of another Party would be wrongful and would likely result in immediate and irreparable injury to such other Party. Except as required in order to perform its obligations under this Agreement, each Party agrees that it will not, without the express prior written consent of another Party, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity:

                           (i) any Confidential Information of such
                  other Party during the pendency of this Agreement and for a period of two (2) years after the date of expiration or termination hereof; and

                           (ii) any Trade Secrets of such other Party
                  at any time (during or after the pendency of this Agreement) during which such information or data shall continue to constitute a "trade secret" under applicable law.

Each Party agrees to cooperate with any reasonable confidentiality requirements of another Party. Each Party shall immediately notify the other Party of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of such other Party of which the first Party becomes aware.

                   (d) Client also agrees that, if any intellectual property is developed by or on behalf of Client with the assistance of or input from Contractor or any person or entity providing any Services, then Contractor and its affiliates shall have an irrevocable license to use without charge any and all such intellectual property and any and all patents, patent applications, trademarks, service marks, copyrights or other property rights deriving therefrom. Client agrees to execute such assignments, transfers, applications and other documents and instruments as Contractor may reasonably request in connection with the implementation of any such license.


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     Section 9.    Foreign Corrupt Practices Act. Each Party understands that affiliates of Contractor and Client are subject to the provisions of United States Public Law 95-213, the Foreign Corrupt Practices Act of 1977 and any amendments thereto (the "FCPA"), and agrees not to make any payment to any official, any political party or official thereof or any candidate for political office, or any other person, that is contrary to the prohibitions set forth in the FCPA and otherwise to meet and comply with the standards of conduct required thereby with respect to its undertakings under this Agreement. Each Party represents that it is familiar with the nature and significance of such prohibitions and standards of conduct.

     Section 10. Uncontrollable Circumstances. If Contractor or any of its subcontractors is rendered wholly or partially unable to perform or is delayed in performing its obligations under this Agreement because of an "Uncontrollable Circumstance" (as hereinafter defined), Contractor and its subcontractors will be excused from whatever performance is affected by the Uncontrollable Circumstance to the extent and for the time so affected. "Uncontrollable Circumstances" means any event or set of circumstances that is beyond the reasonable control of Contractor and its subcontractors and that wholly or partially prevents Contractor or any of its subcontractors from performing its obligations hereunder.

     Section 11.   Limitations on Liability.

                   (a) Contractor and its subcontractors shall have no liability to Client for any loss, damage or expense suffered by Client or for any damage to any real or personal property of Client, arising out of or resulting from any action or failure to act taken by Contractor or any of its subcontractors, or any employee, officer, director, agent or other representative thereof, if Contractor's or a subcontractor's, employee's, officer's, director's, agent's or other representative's action or failure to act conformed to the standard of conduct set forth in Section 5 hereof.

                   (b) Notwithstanding any other provision of this Agreement, Contractor's total liability to Client and all third parties for all acts and omissions of or alleged against Contractor or any of its subcontractors or any employee, director, officer or other representative in any calendar year, including without limitation liability arising out of contract, tort (including without limitation negligence, gross negligence and intentional misconduct), strict liability or any other cause or form of action whatsoever, shall not exceed fifty percent (50%) of the total compensation paid to Contractor under any provision of this Agreement.

                   (c) Notwithstanding any other provision of this Agreement, any subcontractor's total liability to Contractor, Client and all third parties for all acts and omissions of or alleged against such subcontractor or any of its employees, officers, directors, agents or other representatives in any calendar year, including without limitation liability arising out of contract, tort (including without limitation negligence, gross negligence and intentional misconduct), strict liability or any other cause or form of action whatsoever,


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shall not exceed fifty percent (50%) of the total compensation paid to such subcontractor by Contractor under any provision of this Agreement for such calendar year.

                   (d) Client hereby indemnifies and holds Contractor, its subcontractors and their employees, officers, directors, agents and other representatives harmless from and against any and all claims for personal injury, death or property damage which was due to or arose out of the presence of any person at any facilities or at any real or personal property of Client, while acting for or on behalf of or in connection with the performance or fulfillment of any Services, regardless of fault.

                   (e) Notwithstanding any other provision of this Agreement, no Party nor any of its subcontractors shall be liable to any other person or entity for indirect, incidental or consequential damages under, arising out of, due to or in connection with any action of or failure to act taken by or on behalf of such Party or subcontractor or its performance or nonperformance of this Agreement or any of its obligations herein.

                   (f) Contractor, on behalf of itself and its subcontractors, hereby disclaims any and all warranties of or concerning any Services performed by it or on its behalf or any materials, goods or equipment provided or used in connection therewith, whether express, implied or statutory, including without limitation warranties of merchantability and fitness for a particular purpose.

     Section 12. Term and Termination. Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence as of the Effective Date and shall continue for an initial term of one (1) year (the "Initial Term"). At the end of the Initial Term and each subsequent "Renewal Term" (as hereinafter defined), as the case may be, the term of this Agreement shall be automatically renewed for a period of one (1) year (a "Renewal Term") unless either party hereto delivers a written termination notice to the other party at least thirty (30) days prior to the end of the Initial Term or the then current Renewal Term, as the case may be.

     Section 13.   Specific Enforcement.

                   (a) Each Party acknowledges and agrees that its covenants in Sections 8 and 9 (the "Special Covenants") are reasonable as to time and scope. Each Party further acknowledges that any breach or threatened breach of a Special Covenant by any Party is reasonably likely to result in irreparable injury to the other Parties, and therefore, in addition to all remedies provided at law or in equity, each Party agrees that the other Parties shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Special Covenant. If another Party seeks an injunction, each Party waives any requirement that such other Party post a bond or any other security.

                   (b) The existence of any claim, demand, action or cause of action of the defending Party against the claiming Party, whether predicated upon this Agreement or


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otherwise, shall not constitute a defense to the enforcement by the claiming
Party of any of the defending Party's obligations under Sections 8 and 9. The running of the applicable time period of any Special Covenant shall be tolled during the continuation of any breach by a Party of the Special Covenant and during the pendency of any litigation involving a good faith claim that a Party has breached the Special Covenant.

     Section 14.   Arbitration.

                   (a) Except for the matters provided for in Section 13 where a claiming Party reasonably believes time is of the essence in seeking a temporary restraining order to prevent a breach or contemplated breach of the Special Covenant, any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement (which cannot be resolved by good faith negotiations between or among the disputants) shall be solely and finally settled by a panel of three (3) arbitrators in accordance with the International Chamber of Commerce's ("ICC") Rules of Conciliation and Arbitration ("ICC Rules"); provided, however, that to the extent that the ICC Rules conflict with the provisions of this Section 14, the provisions of this Section 14 shall control. Each Party agrees that the award of the arbitrators shall be the sole and exclusive remedy between or among them regarding any and all claims, counterclaims, issues and accountings presented to the arbitrators, irrespective of the magnitude thereof.

                   (b) All of the arbitrators shall be fluent in English and familiar with the power generating activity.

                   (c) All arbitration proceedings shall be conducted pursuant to the ICC Rules in the English language in New York City.

                   (d) Any monetary award of the arbitrators shall be made and payable in New York City in freely available United States dollars free of any tax and reductions. Any such monetary award shall include interest from the date of any breach or any violation of this Agreement. The arbitrators shall fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full.

                   (e) Any decision or award of the arbitral tribunal shall be final and binding upon the Parties to the arbitration proceeding. Each Party hereby waives to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. Each Party agrees that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.



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     Section 15.   Governing Law and Language.

                   (a) This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the Law of the United Kingdom, notwithstanding the fact that one or more Parties to this Agreement may be or become a resident of another state or country.

                   (b) This Agreement shall be executed in the English language. Any translation into any other language that may be prepared by or on behalf of any one or more of the Parties shall be for reference purposes only, shall in no way be binding upon the Parties and shall have no legal force or effect or otherwise impair or affect the rights and obligations of the Parties as set forth in this Agreement.

     Section 16. No Other Relationship. Nothing contained in this Agreement shall be construed as creating a corporation, partnership, association, joint stock company, business trust, joint venture, organized group of persons, whether incorporated or not, involving any Party, nor is anything contained in this Agreement to be construed as creating or requiring any fiduciary relationship between or among any Party.

     Section 17. No Third Party Beneficiaries. This Agreement shall inure solely to the benefit of the Parties, and their respective successors, assigns and subcontractors, and none of the provisions of this Agreement shall inure to the benefit of any other persons or entities.

     Section 18. Successors and Assignability. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective legal representatives, and their respective successors, assigns and subcontractors; provided, however, that except as otherwise provided for in
Section 3, no Party may assign any rights or delegate any duties under this Agreement, in whole or in part, without the prior written consent of the other Party.

     Section 19. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement other than that portion determined to be invalid or unenforceable shall not be affected thereby, and each valid provision hereof shall be enforced to the fullest extent permitted by law.

     Section 20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same instrument. Delivery of execution pages hereof by facsimile shall constitute valid delivery of this Agreement.

     Section 21. Modification. This Agreement cannot be changed or terminated orally, and no waiver of compliance with any provision or condition hereof and no consent


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provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the Party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

     Section 22. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person or facsimile (and in the latter case, if the day of receipt is a business day or if not on the next succeeding business day, and if a written confirmation is immediately sent by reputable international overnight courier), or on the fourth business day after sending, if sent by reputable international overnight courier service, to the address set forth on the signature page hereof or to such other address as the recipient may have notified the sender pursuant to this Section 22.

     Section 23. Entire Agreement. This Agreement constitutes the Parties' entire agreement as to the subject matter hereof.







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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                          "Client"

                                          Southern Investments UK plc



                                          By: /s/ Mark Ogle
                                          Title: Secretary

                                          31 Curzon Street
                                          London, W1Y 7AE
                                          England
                                          Attn:  President & CEO
                                          Fax No.:  011-44-171-711-3957




                                          "Contractor"

                                          South Western Electricity plc



                                          By: /s/ C. B. Harreld
                                          Title: Finance Director

                                          800 Park Avenue
                                          Aztec West
                                          Aldmondsbury, Bristol
                                          BS12 4SE
                                          Attn:  Executive Director Finance
                                          Fax No.:  011-44-1454-617-912





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